EXHIBIT 99.1

News Release

DARLING INGREDIENTS INC. REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS:
FEED SEGMENT DRIVES IMPROVEMENT WHILE DGD RECOVERS TO NORMAL

2nd Quarter 2016 Highlights

•	Net income of $32.0 million, or $0.19 per GAAP diluted share

•	Revenue of $877.3 million

•	Adjusted EBITDA of $124.0 million, improved sequential EBITDA of 25.3%

•	North American Feed Segment contributed improved sequential earnings and EBITDA margin expansion

•	Strong demand for Global Feed and Fuel Ingredients, Consistent performance from Food Segment and DGD normalizes

August 11, 2016 - IRVING, TEXAS - Darling Ingredients Inc. (NYSE: DAR), a global leader in converting edible and inedible bio-nutrient streams into a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, industrial, fuel, bioenergy, and fertilizer industries, today announced financial results for the second quarter ending July 2, 2016.

For the second quarter of 2016, the Company reported net sales of $877.3 million, as compared with net sales of $859.3 million for the second quarter of 2015. The increased revenue was attributable to higher finished product pricing for global fats in the Feed Ingredients segment, as well as continued strength in global raw material volumes.

Net income attributable to Darling for the three months ended July 2, 2016, was $32.0 million, or $0.19 per diluted share, compared to a net income of $3.1 million, or $0.02 per diluted share, for the second quarter of 2015. Adjusted EBITDA for Darling for the three months ended July 2, 2016 was $124.0 million compared to Adjusted EBITDA of $105.5 million for the three months ended July 4, 2015. Higher earnings were driven by improved margins in the non-formula portion of the Feed Ingredients segment, increased earnings from biofuels and fuel ingredients in the Fuel segment and lower selling, general and administrative expenses globally.

Comments on the Second Quarter of 2016

Randall C. Stuewe, Darlings Ingredients Inc. Chairman and Chief Executive Officer, said of the Company’s quarterly performance, “The results show how we can capture notable gains when market conditions improve. Our business model continues to work and our team did a nice job of executing in highly volatile markets.”

“Our Feed Ingredients segment led the way this quarter, capturing margin as prices improved for global fats and proteins from the first quarter. In the Food segment, we delivered a consistent performance, although softness impacted China. Our Fuel segment saw solid results, with Canadian biodiesel leading the way. In addition, Diamond Green Diesel saw earnings recover, with EBITDA doubling from the previous quarter.”

Commenting on the Company’s overall strategy, Mr. Stuewe said, “We’ve lowered our cost structure, continued to pay down debt and created a robust global business model that is diversified and increasingly focused on premium, value-add products. In the second quarter, the optionality within several of our businesses enabled us to take full advantage of a stronger market.”

News Release August 11, 2016 Page 2

Operational Update by Segment

•
Feed Ingredients - Global Protein and fat prices sharply rallied early in Q2 in concert with the global soy complex before softening late in the quarter. Feed demand for both protein and fats remained strong while pricing of fat destined for biofuels continued to improve. Global rendering saw strong raw material volumes and continued growth in poultry inputs. Bakery Feeds, USA restaurant services, and our global blood business delivered notable performances.

•
Food Ingredients - Segment delivered consistent performance with slight contraction due to foreign exchange rates (FX) and softer performance in China. Sonac edible fat margins remained stable but some raw material diversion to China is beginning. CTH casings had strong sales and produced sequential improvement.

•
Fuel Ingredients - Segment margins were consistent and were driven by a strong performance from Canada Biodiesel. Rendac experienced steady volumes and delivered a solid performance. Ecoson saw improved demand for refined biofuel feedstock.

•
Diamond Green Diesel Joint Venture - DGD’s performance was driven by strong volumes with the return to full production in Q2 following 18 days of maintenance downtime and a logistics related force majeure in Q1. Escalating fat prices, volatile heating oil prices and a stagnant RIN market were offset by Low Carbon Fuel Standard (LCFS) demand resulting in unconsolidated EBITDA of $18.3 million for Darling. The joint venture received a $156 million tax credit during the quarter and distributed a dividend of $25 million to each partner in April. The DGD facility expansion’s final engineering phase is progressing, and construction to increase annual production from 160 million gallons to 275 million gallons is expected to be completed in Q4 2017.

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA Second Quarter 2016 as compared to Second Quarter 2015
Darling Ingredients Inc. reports Adjusted EBITDA results, which is a non-GAAP financial measure, as a complement to results provided in accordance with generally accepted accounting principles (GAAP) for additional information, (see “Use of Non-GAAP Financial Measures” included later in this media release). The Company believes that Adjusted EBITDA provides additional useful information to investors. Adjusted EBITDA, as the Company uses the term, is calculated below:

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	Three Months Ended - Year over Year
Adjusted EBITDA	July 2,	July 4,
(U.S. dollars in thousands)	2016	2015

Net income attributable to Darling	$31,999	$3,080
Depreciation and amortization	69,531	66,245
Interest expense	23,980	34,285
Income tax expense	7,983	4,665
Foreign currency gain	(8)	(1,622)
Other expense, net	2,373	1,199
Equity in net income of unconsolidated subsidiary	(13,852)	(4,172)
Net income attributable to noncontrolling interests	1,992	1,857
Adjusted EBITDA	$123,998	$105,537
Acquisition and integration-related expenses	70	1,208
Pro forma Adjusted EBITDA (Non-GAAP)	$124,068	$106,745
Foreign currency exchange impact (1)	(743)	—
Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$123,325	$106,745

DGD Joint Venture Adjusted EBITDA (Darling's share)	$18,331	$7,909

(1) The average rate assumption used in this calculation was the actual fiscal average rate for the three months ended July 4, 2015 of
€1.00:USD$1.11 and CAD$1.00:USD$0.81 as compared to the average rate for the three months ended July 2, 2016 of
€1.00:USD$1.13 and CAD$1.00:USD$0.78, respectively.

For the three months ended July 2, 2016, the Company generated Adjusted EBITDA of $124.0 million, as compared to $105.5 million in the same period in fiscal 2015. The increase is attributable to higher raw material volumes and higher finished product prices for fats and used cooking oil in the Feed Ingredients segment that more than offset the lower finished product prices for proteins in the Feed Ingredients segment. Additionally, lower selling, general and administrative expense due to gains in currency hedges primarily in the Food Ingredients segment also contributed.

As a result of the weakening U.S. dollar as compared primarily to the euro, the above Pro forma Adjusted EBITDA to Foreign Currency results for the three months ended July 2, 2016 would have been $123.3 million as compared to $106.7 million for the same period in fiscal 2015, an increase of $16.6 million.

DGD Joint Venture Adjusted EBITDA (Darling’s Share) is not reflected in the Adjusted EBITDA, the Pro forma Adjusted EBITDA, or the Pro forma Adjusted EBITDA to Foreign Currency. See Note 6 in the Company’s Consolidated Financial Statements included in the Company’s Form 10-Q ended July 2, 2016 and at the end of this press release regarding the DGD Joint Venture.

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Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA Second Quarter 2016 as compared on a sequential basis to First Quarter 2016

	Three Months Ended - Sequential
Adjusted EBITDA	July 2,	April 2,
(U.S. dollars in thousands)	2016	2016

Net income attributable to Darling	$31,999	$1,079
Depreciation and amortization	69,531	72,256
Interest expense	23,980	23,901
Income tax expense	7,983	1,863
Foreign currency loss/(gain)	(8)	2,603
Other expense, net	2,373	1,305
Equity in net income of unconsolidated subsidiary	(13,852)	(5,643)
Net income attributable to noncontrolling interests	1,992	1,584
Adjusted EBITDA	$123,998	$98,948
Acquisition and integration-related expenses	70	331
Pro forma Adjusted EBITDA (Non-GAAP)	$124,068	$99,279
Foreign currency exchange impact (1)	(2,182)	—
Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$121,886	$99,279

DGD Joint Venture Adjusted EBITDA (Darling's share)	$18,331	$9,629

(1) The average rate assumption used in this calculation was the actual fiscal average rate for the three months ended April 2, 2016 of €1.00:USD$1.10 and CAD$1.00:USD$0.73 as compared to the average rate for the three months ended July 2, 2016 of €1.00:USD$1.13 and CAD$1.00:USD$0.78, respectively.

On a sequential basis, for the three months ended July 2, 2016, the Company generated Adjusted EBITDA of $124.0 million, as compared to $98.9 million for the three months ended April 2, 2016, an increase of $25.1 million. The increase is primarily attributable to higher finished product prices for fats, used cooking oil and proteins in the Feed Ingredients segment. Additionally, lower selling, general and administrative expense due to gains in currency hedges primarily in the Food Ingredients segment also contributed.

As a result of the weakening U.S. dollar on a sequential quarter basis, the above Pro forma Adjusted EBITDA to Foreign Currency results for the three months ended July 2, 2016 would have been $121.9 million when taking into consideration the impact of the fluctuation in the average foreign currency exchange rates of $2.2 million, as compared to $99.3 million for the three months ended April 2, 2016, an increase of $22.6 million.

DGD Joint Venture Adjusted EBITDA (Darling’s Share) is not reflected in the Adjusted EBITDA, the Pro forma Adjusted EBITDA, or the Pro forma Adjusted EBITDA to Foreign Currency. See Note 6 in the Company’s Form 10-Q ended July 2, 2016 and the DGD Operating Financial Results included at the end of this press release for financial information regarding the DGD Joint Venture.

News Release August 11, 2016 Page 5

Financial Update by Segment

Feed Ingredients	Three Months Ended		Six Months Ended
($ thousands)	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Net Sales	$542,955	$529,429	$1,019,126	$1,076,927
Depreciation and amortization	42,119	40,485	86,496	80,539
Segment operating income	41,372	35,389	55,258	70,804
EBITDA*	$83,491	$75,874	$141,754	$151,343
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Feed Ingredients operating income for the three months ended July 2, 2016 was $41.4 million, an increase of $6.0 million as compared to the three months ended July 4, 2015. Earnings for the Feed Ingredients segment were higher due to lower selling, general and administrative expenses, increases in fats and used cooking oil finished product prices and increased production volumes due to higher raw material supply.

•
Feed Ingredients operating income for the six months ended July 2, 2016 was $55.3 million, a decrease of $15.5 million as compared to the first six months ended July 4, 2015. Earnings for the Feed Ingredients segment were lower due to the significant decline in proteins finished product prices resulting from near record grain production in fiscal year 2015. Higher depreciation and amortization was offset by reduced selling, general and administrative expense. In the U.S., lower earnings were related primarily to lower prices in proteins, particularly in the Company’s non-formula business.

Food Ingredients	Three Months Ended		Six Months Ended
($ thousands)	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Net Sales	$272,120	$283,354	$520,017	$553,511
Depreciation and amortization	17,736	16,785	34,440	33,982
Segment operating income	19,650	15,512	41,530	26,360
EBITDA*	$37,386	$32,297	$75,970	$60,342
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Food Ingredients operating income was $19.7 million for the three months ended July 2, 2016, an increase of $4.2 million as compared to the three months ended July 4, 2015. Selling, general and administrative expense in the Food Ingredients segment was significantly reduced due to gains in currency hedges. The Company’s casing business improved compared to the same period in the prior year, primarily due to the re-opening of the Chinese border which was temporarily closed in 2015 to the import of meat by-products which heavily impacted the segment. European edible fats performance improved over the prior year due to increased sales prices, while the gelatin business earnings were basically flat as compared to the prior year.

•
Food Ingredients operating income was $41.5 million for the first six months ended July 2, 2016, an increase of $15.1 million as compared to the first six months ended July 4, 2015. The gelatin business earnings improved compared to the prior year primarily due to strong profitability in the Company’s South American, North American and European

News Release August 11, 2016 Page 6

operations. European edible fats performance normalized over the prior year due to stable sales prices. The Company’s casing business improved as compared to the same period in the prior year, due primarily to higher sale volumes. Selling, general and administrative expense was reduced by $9.1 million including significant gains in currency hedges.

Fuel Ingredients	Three Months Ended		Six Months Ended
($ thousands)	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Net Sales	$62,266	$46,532	$117,839	$103,571
Depreciation and amortization	7,184	6,599	14,103	13,230
Segment operating income	6,587	2,038	12,709	4,531
EBITDA*	$13,771	$8,637	$26,812	$17,761
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Exclusive of the DGD Joint Venture, Fuel Ingredients operating income for the three months ended July 2, 2016 was $6.6 million, an increase of $4.6 million as compared to the three months ended July 4, 2015. While partially offset by higher selling, general and administrative expense, the increase in earnings is primarily due to the fact that during the three months ended July 2, 2016 the Canadian biodiesel plant was operating for the full period while in the comparable period in 2015 production was severely limited. The increase was also attributable to improved Ecoson and Rendac volumes and operating performance.

•
Exclusive of the DGD Joint Venture, Fuel Ingredients operating income for the first six months ended July 2, 2016 was $12.7 million, an increase of $8.2 million as compared to the first six months ended July 4, 2015. The increase in earnings is due to improved Ecoson and Rendac volumes and operating performance; improved productivity and margins at the Canadian biodiesel plant and the inclusion of the blenders’ tax credit in 2016 as compared to the same period in fiscal 2015. This increase is partially offset by higher selling, general and administrative expense.

Results of Operations - Six Months Ended July 2, 2016 Compared to Six Months Ended July 4, 2015
Net Income attributable to Darling for the six months ended July 2, 2016, was $33.1 million, or $0.20 per diluted share, as compared to a net income of $3.2 million, or $0.02 per diluted share, in the six months ended July 4, 2015. The increase is primarily attributable to increased margins and production in both the Food and Fuel Ingredients segments, higher raw material volumes in the Feed Ingredients segment and lower selling, general and administrative expense.

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Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA First Six Months of Fiscal 2016 as compared to First Six Months of Fiscal 2015

	Six Months Ended
Adjusted EBITDA	July 2,	July 4,
(U.S. dollars in thousands)	2016	2015

Net income attributable to Darling	$33,078	$3,189
Depreciation and amortization	141,787	132,643
Interest expense	47,881	57,394
Income tax expense	9,846	6,780
Foreign currency loss	2,595	838
Other expense, net	3,678	1,708
Equity in net income of unconsolidated subsidiary	(19,495)	(2,364)
Net income attributable to noncontrolling interests	3,576	3,572
Adjusted EBITDA	$222,946	$203,760
Acquisition and integration-related expenses	401	6,527
Pro forma Adjusted EBITDA (Non-GAAP)	$223,347	$210,287
Foreign currency exchange impact (1)	1,517	—
Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$224,864	$210,287

DGD Joint Venture Adjusted EBITDA (Darling's share)	$27,960	$10,255

(1) The average rate assumption used in this calculation was the actual fiscal average rate for the first six months ended July 4, 2015 of €1.00:USD$1.12 and CAD$1.00:USD$0.81 as compared to the average rate for the first six months ended July 2, 2016 of €1.00:USD$1.12 and CAD$1.00:USD$0.75, respectively.

For the first six months of fiscal 2016, the Company generated Adjusted EBITDA of $222.9 million, as compared to $203.8 million in the same period of 2015. The increase is attributable to higher raw material volumes in the Feed Ingredients segment that more than offset lower finished product prices in the Feed Ingredients segment. Additionally, lower selling, general and administrative expense due to gains in currency hedges primarily in the Food Ingredients segment also contributed.

As a result of the strengthened U.S. dollar as compared primarily to the euro and Canadian dollar, the above Pro forma Adjusted EBITDA to Foreign Currency results for the first six months ended July 2, 2016 would have been $224.9 million as compared to $210.3 million for the same period in fiscal 2015, an increase of $14.6 million.

DGD Joint Venture Adjusted EBITDA (Darling’s Share) is not reflected in the Adjusted EBITDA, the Pro forma Adjusted EBITDA, or the Pro forma Adjusted EBITDA to Foreign Currency. See Note 6 in the Company’s Form 10-Q ended July 2, 2016 and the DGD Operating Financial Results included at the end of this press release for financial information regarding the DGD Joint Venture.

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About Darling
Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into broadly used and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients.  In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company's website at http://ir.darlingii.com.
Darling Ingredients Inc. will host a conference call to discuss the Company’s second quarter 2016 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Friday, August 12, 2016. To listen to the conference call, participants calling from within North America should dial 866-777-2509; international participants should dial 412-317-5413. Please refer to access code 10089766. Please call approximately ten minutes before the start of the call to ensure that you are connected.
The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com. Beginning one hour after its completion, a replay of the call can be accessed through August 19, 2016, by dialing 877-344-7529 (U.S. callers), 855-669-9658 (Canada) and 412-317-0088 (international callers). The access code for the replay is 10089766. The conference call will also be archived on the Company’s website.
Use of Non-GAAP Financial Measures:
Adjusted EBITDA is not a recognized accounting measurement under GAAP; it should not be considered as an alternative to net income, as a measure of operating results, or as an alternative to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing, income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes that were outstanding at July 2, 2016. However, the amounts shown in this presentation for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs, non-cash charges and cash dividends from the DGD Joint Venture. Additionally, the Company evaluates the impact of foreign exchange impact on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.

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Cautionary Statements Regarding Forward-Looking Information:
{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc. and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company's direct and indirect subsidiaries to make their cash flow available to the Company for payments on the Company's indebtedness or other purposes; unanticipated costs or operating problems related to the acquisition and integration of Rothsay and Darling Ingredients International (including transactional costs and integration of the new enterprise resource planning (ERP) system); global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, or otherwise; reduced demand for animal feed; reduced finished product prices; continued decline in fat and used cooking oil finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the Renewable Fuel Standards Program (RFS2) and tax credits for biofuels both in the Unites States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of Bird Flu including, but not limited to H5N1 flu, bovine spongiform encephalopathy (or "BSE"), porcine epidemic diarrhea ("PED") or other diseases associated with animal origin in the United States or elsewhere; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign regulations (including, without limitation, China) affecting the industries in which the Company operates or its value added products (including new or modified animal feed, Bird Flu, PED or BSE or similar or unanticipated regulations); risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling Ingredients and Valero Energy Corporation, including possible unanticipated operating disruptions; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; uncertainty regarding the likely exit of the U.K. from the European Union; and/or unfavorable export or import markets. These factors, coupled with volatile prices for natural gas and diesel fuel, climate conditions, currency exchange fluctuations, general performance of the U.S. and global economies, disturbances in world financial, credit, commodities and stock markets, and any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could negatively impact the Company's results of operations. Among other things, future profitability may be affected by the Company’s ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company. The Company’s announced share repurchase program may be suspended or discontinued at any time and purchases of shares under the program are subject to market conditions and other factors, which are likely to change from time to time. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
Melissa A. Gaither, VP IR and Global Communications 251 O’Connor Ridge Blvd., Suite 300 Irving, Texas 75038	Email : mgaither@darlingii.com Phone : 972-717-0300

News Release August 11, 2016 Page 10

Darling Ingredients Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
July 2, 2016 and January 2, 2016
(in thousands)

	July 2,	January 2,
	2016	2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$157,815	$156,884
Restricted cash	312	331
Accounts receivable, net	399,877	371,392
Inventories	364,362	344,583
Prepaid expenses	43,131	36,175
Income taxes refundable	12,839	11,963
Other current assets	25,822	10,460
Total current assets	1,004,158	931,788

Property, plant and equipment, less accumulated depreciation, net	1,528,387	1,508,167
Intangible assets, less accumulated amortization, net	769,427	782,349
Other assets:
Goodwill	1,258,480	1,233,102
Investment in unconsolidated subsidiaries	243,801	247,238
Other assets	38,592	41,623
Deferred income taxes	17,049	16,352
Total assets	$4,859,894	$4,760,619

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$30,842	$45,166
Accounts payable, principally trade	177,303	149,998
Income taxes payable	9,118	6,679
Accrued expenses	249,435	239,825
Total current liabilities	466,698	441,668

Long-term debt, net of current portion	1,874,492	1,885,851
Other non-current liabilities	93,692	97,809
Deferred income taxes	366,936	360,681
Total liabilities	2,801,818	2,786,009

Commitments and contingencies
Total Darling's stockholders' equity	1,956,214	1,870,709
Noncontrolling interests	101,862	103,901
Total stockholders' equity	$2,058,076	$1,974,610
	$4,859,894	$4,760,619

News Release August 11, 2016 Page 11

Darling Ingredients Inc. and Subsidiaries
Consolidated Operating Results
For the Periods Ended July 2, 2016 and July 4, 2015
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
			$ Change			$ Change
	July 2,	July 4,	Favorable	July 2,	July 4,	Favorable
	2016	2015	(Unfavorable)	2016	2015	(Unfavorable)
Net sales	$877,341	$859,315	$18,026	$1,656,982	$1,734,009	$(77,027)
Costs and expenses:
Cost of sales and operating expenses	$677,115	$668,276	$(8,839)	$1,276,008	$1,352,797	$76,789
Selling, general and administrative expenses	76,158	84,294	8,136	157,627	170,925	13,298
Depreciation and amortization	69,531	66,245	(3,286)	141,787	132,643	(9,144)
Acquisition and integration costs	70	1,208	1,138	401	6,527	6,126
Total costs and expenses	822,874	820,023	(2,851)	1,575,823	1,662,892	87,069
Operating income	54,467	39,292	15,175	81,159	71,117	10,042
Other expense:
Interest expense	(23,980)	(34,285)	10,305	(47,881)	(57,394)	9,513
Foreign currency gain/(loss)	8	1,622	(1,614)	(2,595)	(838)	(1,757)
Other expense, net	(2,373)	(1,199)	(1,174)	(3,678)	(1,708)	(1,970)
Total other expense	(26,345)	(33,862)	7,517	(54,154)	(59,940)	5,786
Equity in net income of unconsolidated subsidiaries	13,852	4,172	9,680	19,495	2,364	17,131
Income before income taxes	41,974	9,602	32,372	46,500	13,541	32,959
Income taxes expense	7,983	4,665	(3,318)	9,846	6,780	(3,066)
Net income	$33,991	$4,937	$29,054	$36,654	$6,761	$29,893
Net income attributable to noncontrolling interests	$(1,992)	$(1,857)	$(135)	$(3,576)	$(3,572)	$(4)
Net income attributable to Darling	$31,999	$3,080	$28,919	$33,078	$3,189	$29,889

Basic income per share:	$0.19	$0.02	$0.17	$0.20	$0.02	$0.18
Diluted income per share:	$0.19	$0.02	$0.17	$0.20	$0.02	$0.18

News Release August 11, 2016 Page 12

Darling Ingredients Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Six Months Ended July 2, 2016 and July 4, 2015
(in thousands)
(unaudited)

	Six Months Ended
	July 2,	July 4,
Cash flows from operating activities:	2016	2015
Net income/(loss)	$36,654	$6,761
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	141,787	132,643
Loss on disposal of property, plant, equipment and other assets	827	233
Gain on insurance proceeds from insurance settlements	(356)	(341)
Deferred taxes	(1,812)	(3,225)
Increase/(decrease) in long-term pension liability	(1,596)	350
Stock-based compensation expense	5,067	4,642
Write-off deferred loan costs	57	10,633
Deferred loan cost amortization	5,600	4,868
Equity in net income of unconsolidated subsidiaries	(19,495)	(2,364)
Distributions of earnings from unconsolidated subsidiaries	25,994	26,155
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(20,081)	22,582
Income taxes refundable/payable	1,559	(1,368)
Inventories and prepaid expenses	(19,501)	(21,451)
Accounts payable and accrued expenses	30,989	(1,505)
Other	(17,460)	8,937
Net cash provided by operating activities	168,233	187,550
Cash flows from investing activities:
Capital expenditures	(109,406)	(98,722)
Acquisitions, net of cash acquired	(8,511)	—
Gross proceeds from disposal of property, plant and equipment and other assets	2,404	1,484
Proceeds from insurance settlement	1,537	341
Payments related to routes and other intangibles	—	(2,242)
Net cash used by investing activities	(113,976)	(99,139)
Cash flows from financing activities:
Proceeds from long-term debt	17,277	579,974
Payments on long-term debt	(59,255)	(583,736)
Borrowings from revolving credit facility	41,000	41,244
Payments on revolving credit facility	(47,207)	(83,506)
Net cash overdraft financing	—	(880)
Deferred loan costs	—	(11,629)
Issuance of common stock	143	171
Repurchase of treasury stock	(5,000)	—
Minimum withholding taxes paid on stock awards	(1,812)	(4,775)
Excess tax benefits from stock-based compensation	(413)	(12)
Distributions to noncontrolling interests	—	(1,866)
Net cash used by financing activities	(55,267)	(65,015)
Effect of exchange rate changes on cash	1,941	(6,160)
Net increase in cash and cash equivalents	931	17,236
Cash and cash equivalents at beginning of period	156,884	108,784
Cash and cash equivalents at end of period	$157,815	$126,020
Supplemental disclosure of cash flow information:
Accrued capital expenditures	$(3,684)	$274
Cash paid during the period for:
Interest, net of capitalized interest	$41,813	$37,524
Income taxes, net of refunds	$11,799	$11,436
Non-cash financing activities
Debt issued for assets	$10	$2,521
Contribution of assets to unconsolidated subsidiary	$2,674	$—

News Release August 11, 2016 Page 13

Diamond Green Diesel Joint Venture
Operating Financial Results
Three Months and Six Months Ended June 30, 2016 and June 30, 2015

	Three Months Ended			Six Months Ended
			$ Change			$ Change
	June 30,	June 30,	Favorable	June 30,	June 30,	Favorable
	2016	2015	(Unfavorable)	2016	2015	(Unfavorable)
Revenues:
Operating revenues	$132,226	$156,160	$(23,934)	$203,994	$272,888	$(68,894)
Expenses:
Total costs and expenses less depreciation, amortization and accretion expense	95,565	140,343	44,778	148,074	252,378	104,304
Depreciation, amortization and accretion expense	7,547	4,956	(2,591)	12,925	9,965	(2,960)
Total costs and expenses	103,112	145,299	42,187	160,999	262,343	101,344
Operating income	29,114	10,861	18,253	42,995	10,545	32,450
Other income	70	32	38	85	52	33
Interest and debt expense, net	(1,928)	(3,352)	1,424	(4,742)	(7,508)	2,766
Net income	$27,256	$7,541	$19,715	$38,338	$3,089	$35,249